Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Air Products Reports Fiscal Q1 EPS Up One Percent to $1.36*

Access the Q1 earnings teleconference scheduled for 10:00 a.m. Eastern Time on January 24 by calling 719-325-4826 and entering pass code 4309648, or listen on the Web at: http://www.airproducts.com/en/investors/earnings-releases/teleconference-information.aspx

Quarter Summary

•	Underlying sales increased 1%

•	Tonnage gases sales up on new projects

•	New China project is the largest on-site ASU order

•	Announced intention to divest Continental Europe Homecare business

LEHIGH VALLEY, Pa. (January 24, 2012) – Air Products (NYSE:APD) today reported net income of $292 million*, or diluted earnings per share (EPS) of $1.36*, for its fiscal first quarter ended December 31, 2011, versus $296 million* and $1.35* for the first quarter of fiscal 2011.

The discussion of first quarter results and guidance in this release is based on non-GAAP comparisons. A reconciliation can be found at the end of this release.*

First quarter revenues of $2,423 million increased one percent versus the prior year on higher prices in Merchant Gases and Performance Materials. Higher volumes from new plants in Tonnage Gases were offset by lower Equipment sales and lower volumes in Performance Materials and Merchant Gases.

Sequentially, sales declined seven percent due to seasonality in Electronics and Performance Materials and Merchant Gases, plus currency effects. Operating income of $385 million was down five percent and margin of 15.9% was down 100 basis points from last year driven by lower Equipment sales and weaker Merchant Gases volumes.

John McGlade, chairman, president and chief executive officer, said, “As we expected, economic growth continued to slow this quarter, depressing volumes and limiting earnings growth. In spite of these economic headwinds, we did improve our operating performance, while lowering costs and winning significant new tonnage contracts.”

First Quarter Segment Performance

•

Merchant Gases sales of $989 million were unchanged versus prior year as lower volumes were offset by higher pricing in U.S./Canada and Europe Liquid Bulk and Packaged Gases. Operating income of $192 million decreased four percent from the prior year, due principally to weaker volumes. Sequentially, sales decreased five percent, driven by lower volumes and currency effects. Operating income was flat and margin was up 100 basis points sequentially on improved operating performance and productivity.

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•

Tonnage Gases sales of $810 million were up six percent on improved volumes from new plants. Operating income of $111 million decreased four percent from the prior year due to higher maintenance costs from outages. Sequentially, sales were down eight percent due to lower volumes and lower energy pass-through. Sequential operating income decreased 27% on higher maintenance costs, favorable gases contract modifications in the prior quarter and an unfavorable polyurethane intermediates contract modification in the current quarter.

•

Electronics and Performance Materials sales of $535 million increased two percent on higher volumes and pricing. Electronics sales were up four percent while Performance Materials sales decreased one percent versus last year. Operating income of $78 million increased 13 percent from the prior year primarily due to improved cost performance. Sequential sales were down nine percent due to seasonal volume declines in both Electronics and Performance Materials. Operating income was down 15 percent sequentially on the lower volumes.

•

Equipment and Energy sales of $89 million and operating income of $7 million were down 21 percent and 64 percent respectively versus prior year, driven by lower ASU and LNG project activity. Sequential sales decreased seven percent. The sales backlog versus prior year is up 48 percent.

Outlook

Looking ahead, McGlade said, “We expect second quarter economic activity to remain slow. We are forecasting Asia and North America growth to accelerate in the second half of our fiscal year. Coupled with our improved operating performance and new plant on-streams, this should lead to stronger sales and earnings growth in the last half of our year. Our recent orders, strong project backlog and robust bidding activity position us well to achieve our 2015 goals for growth, margin and returns.”

Air Products is maintaining its guidance for fiscal 2012 of $5.90 to $6.30 per share. The company expects second quarter EPS to be between $1.37 and $1.43 per share.

Annual Meeting of Shareholders

Air Products will host its Annual Meeting of Shareholders on Thursday, January 26, 2012, at 2:00 p.m. ET. Access the audio Webcast at: http://www.airproducts.com/en/investors/shareholder-services/annual-meeting-materials.aspx

Air Products (NYSE:APD) serves customers in industrial, energy and technology markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2011, Air Products had revenues of $10.1 billion, operations in over 40 countries, and 18,900 employees around the globe. For more information, visit www.airproducts.com.

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Note: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance, projections, targets and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, slowing of global economic recovery; renewed deterioration in global or regional economic and business conditions; weakening demand for the Company’s products; future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; successful development and market acceptance of new products and applications, the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; the success of productivity programs; the success and impact of restructuring and cost reduction initiatives; achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the impact on the effective tax rate of changes in the mix of earnings among our U.S. and international operations; and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2011. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to non-GAAP measures. Net income and diluted EPS data are attributable to Air Products.

CONSOLIDATED RESULTS

	Operating Income	Operating Margin		Net Income	Diluted EPS
2012 GAAP	$384.7	15.9%		$248.1	$1.16
2011 GAAP	360.6	15.1%		268.6	1.23
Change GAAP	$24.1	80	bp	$(20.5)	$(.07)
% Change GAAP	7%			(8)%	(6)%

2012 GAAP	$384.7	15.9%		$248.1	$1.16
Spanish tax settlement	—	—		43.8	.20
2012 Non-GAAP Measure	$384.7	15.9%		$291.9	$1.36

2011 GAAP	$360.6	15.1%		$268.6	$1.23
Net loss on Airgas transaction (tax impact $16.3) (a)	43.5	1.8%		27.2	.12
2011 Non-GAAP Measure	$404.1	16.9%		$295.8	$1.35

Change Non-GAAP Measure	$(19.4)	(100	bp)	$(3.9)	$.01
% Change Non-GAAP Measure	(5)%			(1)%	1%

YTD 2012
2012 Guidance (b)	$5.90-$6.30

(a)	Based on average statutory tax rate of 37.44%
(b)	Guidance excludes the impact of the Spanish tax settlement

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 31 December
(Millions of dollars, except for share data)	2011	2010
Sales	$2,423.1	$2,391.7
Cost of sales	1,774.3	1,720.5
Selling and administrative	248.9	244.6
Research and development	28.1	29.2
Net loss on Airgas transaction	—	43.5
Other income, net	12.9	6.7
Operating Income	384.7	360.6
Equity affiliates’ income	37.1	27.8
Interest expense	29.4	31.0
Income before Taxes	392.4	357.4
Income tax provision	136.1	81.5
Net Income	256.3	275.9
Less: Net Income Attributable to Noncontrolling Interests	8.2	7.3
Net Income Attributable to Air Products	$248.1	$268.6

Basic Earnings Per Common Share Attributable to Air Products	$1.18	$1.25
Diluted Earnings Per Common Share Attributable to Air Products	$1.16	$1.23
Weighted Average of Common Shares Outstanding (in millions)	210.3	214.2
Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	213.9	219.2
Dividends Declared Per Common Share – Cash	$.58	$.49

Other Data from Operations:
Depreciation and amortization	$212.5	$217.6
Capital expenditures on a Non-GAAP basis (see page 11 for reconciliation)	405.4	369.0

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	31 December 2011	30 September 2011
Assets
Current Assets
Cash and cash items	$407.3	$422.5
Trade receivables, net	1,529.5	1,575.0
Inventories	704.1	681.4
Contracts in progress, less progress billings	155.9	146.7
Prepaid expenses	85.0	77.9
Other receivables and current assets	294.4	286.3
Total Current Assets	3,176.2	3,189.8
Investment in net assets of and advances to equity affiliates	1,007.2	1,011.6
Plant and equipment, at cost	17,439.2	17,227.1
Less: Accumulated depreciation	9,913.3	9,815.1
Plant and equipment, net	7,525.9	7,412.0
Goodwill	877.5	892.4
Intangible assets, net	249.8	260.7
Noncurrent capital lease receivables	1,106.7	1,042.8
Other noncurrent assets	448.0	481.4
Total Noncurrent Assets	11,215.1	11,100.9
Total Assets	$14,391.3	$14,290.7

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,482.1	$1,641.8
Accrued income taxes	123.3	65.5
Short-term borrowings	267.9	562.5
Current portion of long-term debt	463.9	72.2
Total Current Liabilities	2,337.2	2,342.0
Long-term debt	3,884.2	3,927.5
Other noncurrent liabilities	1,513.3	1,512.4
Deferred income taxes	599.5	570.1
Total Noncurrent Liabilities	5,997.0	6,010.0
Total Liabilities	8,334.2	8,352.0
Total Air Products Shareholders’ Equity	5,909.0	5,795.8
Noncontrolling Interests	148.1	142.9
Total Equity	6,057.1	5,938.7
Total Liabilities and Equity	$14,391.3	$14,290.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended 31 December
(Millions of dollars)	2011	2010
Operating Activities
Net Income	$256.3	$275.9
Less: Net income attributable to noncontrolling interests	8.2	7.3
Net income attributable to Air Products	$248.1	$268.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	212.5	217.6
Deferred income taxes	26.3	(2.3)
Undistributed earnings of unconsolidated affiliates	(10.4)	14.9
Gain on sale of assets and investments	(4.9)	(.8)
Share-based compensation	11.8	10.2
Noncurrent capital lease receivables	(61.2)	(37.7)
Net loss on Airgas transaction	—	43.5
Payment of acquisition-related costs	—	(12.0)
Other adjustments	17.9	30.2
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	27.8	(11.5)
Inventories	(23.3)	(10.2)
Contracts in progress, less progress billings	(9.6)	9.8
Other receivables	8.2	11.6
Payables and accrued liabilities	(58.2)	(229.3)
Other working capital	45.7	34.0
Cash Provided by Operating Activities (a)	430.7	336.6
Investing Activities
Additions to plant and equipment	(349.7)	(306.9)
Investment in and advances to unconsolidated affiliates	(21.2)	—
Proceeds from sale of assets and investments	11.9	33.2
Change in restricted cash	2.0	(3.1)
Cash Used for Investing Activities	(357.0)	(276.8)
Financing Activities
Long-term debt proceeds	400.1	38.5
Payments on long-term debt	(3.3)	(137.6)
Net decrease in commercial paper and short-term borrowings	(315.4)	(33.3)
Dividends paid to shareholders	(121.9)	(104.8)
Proceeds from stock option exercises	7.9	36.8
Excess tax benefit from share-based compensation	2.8	8.5
Payment for subsidiary shares from noncontrolling interests	(58.4)	—
Other financing activities	(.1)	1.3
Cash Used for Financing Activities	(88.3)	(190.6)

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited)

	Three Months Ended 31 December
(Millions of dollars)	2011	2010
Effect of Exchange Rate Changes on Cash	(.6)	3.7
Decrease in Cash and Cash Items	(15.2)	(127.1)
Cash and Cash Items – Beginning of Year	422.5	374.3
Cash and Cash Items – End of Period	$407.3	$247.2

(a) Pension plan contributions	$8.1	$208.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 31 December
(Millions of dollars)	2011	2010
Sales to External Customers
Merchant Gases	$989.3	$987.8
Tonnage Gases	809.8	766.0
Electronics and Performance Materials	535.2	526.0
Equipment and Energy	88.8	111.9
Segment and Consolidated Totals	$2,423.1	$2,391.7

Operating Income
Merchant Gases	$191.6	$200.5
Tonnage Gases	111.4	115.6
Electronics and Performance Materials	78.1	68.9
Equipment and Energy	7.3	20.2
Segment total	$388.4	$405.2
Net loss on Airgas transaction	—	(43.5)
Other	(3.7)	(1.1)
Consolidated Total	$384.7	$360.6

(Millions of dollars)	31 December 2011	30 September 2011
Identifiable Assets (a)
Merchant Gases	$5,082.3	$5,091.7
Tonnage Gases	4,593.8	4,464.3
Electronics and Performance Materials	2,548.0	2,488.9
Equipment and Energy	313.2	335.6
Segment total	$12,537.3	$12,380.5
Other	846.8	898.6
Consolidated Total	$13,384.1	$13,279.1

(a)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

1. INCOME TAXES

We have been challenged by the Spanish tax authorities predominantly over income tax deductions taken by certain of our Spanish subsidiaries during fiscal years 2005-2011. Although we continue to believe that all positions taken were compliant with applicable laws, in November 2011 we reached a settlement with the Spanish tax authorities for €41.3 million (approximately $56) in resolution of all tax issues under examination. Of this settlement, $43.8 ($.20 per share) increased our income tax expense and had an 11.2% impact in our effective tax rate for the three months ended 31 December 2011. The cash payment for the settlement was principally paid in January 2012.

2. SUBSEQUENT EVENT – DISCONTINUED OPERATIONS

Homecare

In January 2012, the Board of Directors authorized the sale of our Homecare business.

On 8 January 2012, we reached agreements for The Linde Group to purchase our Homecare business in Belgium, Germany, France, Portugal and Spain. This business represents approximately 80% of our total Homecare business revenues.

The transactions are subject to regulatory approvals and employee consultation requirements and are expected to close in the second quarter of fiscal year 2012. Total sale proceeds of €590 million (approximately $767) will be received in cash at closing. This amount includes contingent proceeds of €110 million (approximately $143) related to future business activity in Spain and Portugal. The gain related to the contingent proceeds will be deferred until the contingency period ends and the final proceeds are realized per the terms of the agreement. We will also be entitled to receive additional cash proceeds based on a percentage of the collection of the accounts receivable recorded between 30 September 2011 and the sale closing date.

We expect to sell the remaining portion of our Homecare business, which is primarily in the United Kingdom, within the next year.

The Homecare business is currently reported in the Merchant Gases segment and will be accounted for as discontinued operations in the second quarter of fiscal year 2012.

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RECONCILIATION

NON-GAAP MEASURE

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 31 December
(Millions of dollars)	2011	2010
Capital expenditures – GAAP basis	$370.9	$306.9
Capital lease expenditures	28.2	62.1
Purchase of noncontrolling interests	6.3	—
Capital expenditures – Non-GAAP basis	$405.4	$369.0